EXHIBIT 99.1

CONTACTS:
INVESTORS: Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA: Justin Scott, (816) 201-6438
jscott@cerner.com

CERNER’S INTERNET HOME PAGE:
http://www.cerner.com

CERNER DELIVERS RECORD NEW BUSINESS BOOKINGS, STRONG CASH FLOW
Expects to Be Free Cash Flow Positive in 2004

KANSAS CITY, Mo. — February 4, 2004 — Cerner Corporation (NASDAQ:CERN) today announced results for the 2003 fourth quarter ended January 3, 2004. Diluted earnings per share were $0.44, compared to $0.27 in the fourth quarter of 2002. The fourth quarter of 2002 included a gain on the sale of WebMD stock and an impairment charge on various investments that, in aggregate, decreased EPS by $0.16. Analysts’ consensus estimates for fourth quarter earnings per share were $0.43.

Fourth quarter revenues increased 6 percent to $227.4 million compared to $215.0 million in the year-ago quarter. Net earnings in the quarter were $16.2 million, compared to $9.9 million in the fourth quarter of 2002. The aforementioned stock gain and impairment charges together reduced fourth quarter of 2002 net earnings by $5.8 million.

The Company generated operating cash flow of $41.8 million in the fourth quarter driven by strong cash collections and a significant number of Cerner Millennium™ implementations. For the year, operating cash flow totaled $133.6 million.

Other Fourth Quarter Highlights:

•	New business bookings revenue of $255.0 million, up 26 percent compared to $202.3 million in the year-ago quarter. This is an all-time record for new business bookings.

•	Record Cash collections of $250.1 million, driving strong operating cash flow of $41.8 million.

•	Operating margins of 12.7 percent, an increase of 220 basis points compared to the third quarter of 2003.

•	Days Sales Outstanding (DSOs) of 103 days, which is 9 days lower than the third quarter of 2003 and 13 days lower than a year ago.

•	Total revenue backlog of $1.25 billion, up 25 percent over the year-ago quarter. This is comprised of $938.2 million of contract backlog and $312.9 million of support and maintenance backlog.

•	204 Cerner Millennium applications were implemented during the quarter, bringing the total for the year to 884. Cerner has now turned on more than 2,600 Cerner Millennium applications at over 550 client sites worldwide.

“We are extremely pleased with our results in the fourth quarter,” said Neal Patterson, Cerner’s co-founder, Chairman and Chief Executive Officer. “Our results reflect our continued ability to generate strong levels of new business bookings and our focus on expanding operating margins and strengthening cash flow performance.”

“We continued to expand our leadership position in the competitive healthcare information technology market,” added Patterson. “Demand for healthcare information technology remains robust, and we believe we are well positioned to benefit from this demand because of our broad range of proven solutions.”

-MORE-

Page 2 — Cerner January 3, 2004

Future Period Guidance

Cerner expects earnings per share in the first quarter of 2004 to be between $0.30 and $0.32. The Company expects revenue in the first quarter to be approximately $215 million to $220 million. Cerner expects bookings revenue in the first quarter to be between $180 million and $200 million.

For 2004, the Company believes that analysts’ earnings per share estimates between $1.60 and $1.65 are reasonable, which is up from previous guidance of $1.55 to $1.60. Cerner expects revenue for 2004 to be between $920 million and $940 million, which is $10 million higher than the Company’s previous guidance range.

The Company also provided cash flow guidance for 2004, indicating that it expects to generate between $120 million and $140 million of operating cash flow. Based on these estimates, the Company expects to generate positive free cash flow, defined as operating cash flow less capital expenditures and capitalized software, in 2004.

Earnings Conference Call

Cerner will host an earnings conference call to provide additional detail at 3:30 p.m. CT on February 4, 2004. The dial-in number for the call is 617-786-2961 and the replay number is (617) 801-6888 (Pass code: 37491884). The call will also be Web cast and available both live and archived on Cerner’s Web site at www.cerner.com in the Investors’ section under News and Events. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks. A copy of the script used during the call will also be available at www.cerner.com in the Investors’ section under News and Events.

Cerner Corporation is taking the paper chart out of health care, eliminating error, variance and unnecessary waste in the care process. With more than 1500 clients worldwide, Cerner is the leading supplier of health care information technology. The following are trademarks of Cerner: Cerner, Cerner’s logo and Cerner Millennium. Nasdaq: CERN, www.cerner.com

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe”, “guidance”, “expects”, “estimates” and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the health care industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company’s software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, and risks associated with the Company’s global operations. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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CERNER CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

			Notes (1)(2)	Notes (1)(2)(3)(4)
	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	January 3, 2004	2003	December 28, 2002	2002

Revenue
System sales	$90,820	332,349	92,873	332,274
Support, maintenance and services	128,849	476,795	112,795	419,578
Reimbursed travel	7,740	30,443	9,359	28,410

Total revenue	227,409	839,587	215,027	780,262
Margin
System sales	65,372	221,093	61,108	220,907
Support, maintenance and services	114,530	424,204	99,029	368,805

Total margin	179,902	645,297	160,137	589,712

Operating expenses
Sales and client service	93,197	352,728	85,844	319,265
Software development	41,066	156,236	34,508	129,620
General and administrative	16,862	58,236	12,449	50,007

Total operating expenses	151,125	567,200	132,801	498,892

Operating earnings	28,777	78,097	27,336	90,820
Interest income	325	1,219	115	1,080
Interest expense	(2,190)	(8,236)	(1,529)	(6,635)
Other income	(25)	142	23	87
Gain on sale of investments	—	—	869	5,177
Impairment of investments	—	—	(9,904)	(9,904)

Non-operating expense, net	(1,890)	(6,875)	(10,426)	(10,195)
Earnings before income taxes and cumulative effect of a change in accounting principle	26,887	71,222	16,910	80,625
Income taxes	(10,679)	(28,431)	(6,966)	(31,817)

Earnings before cumulative effect of a change in accounting principle	16,208	42,791	9,944	48,808
Cumulative effect of a change in accounting for goodwill, net of $486 income tax benefit	—	—	—	786

Net earnings	$16,208	42,791	9,944	48,022

Basic earnings per share:
Earnings before cumulative effect of a change in accounting principle	$0.46	1.21	0.28	1.38
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.02)

Net earnings	$0.46	1.21	0.28	1.36

Basic weighted average shares outstanding	35,494	35,355	35,519	35,458
Diluted earnings per share:
Earnings before cumulative effect of a change in accounting principle	$0.44	1.18	0.27	1.32
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.02)

Net earnings	$0.44	1.18	0.27	1.30

Diluted weighted average shares outstanding	36,935	36,356	36,606	37,050

Note (1):	Includes a gain on the sale of shares of WebMD common stock. The impact of this gain is a $.5 million (net of tax) increase in net earnings and an increase to EPS of $.01 for the three months ended December 28, 2002 and the year.

Note (2):	Includes a charge on the impairment of investments. The impact of this charge is a $6.3 million (net of tax) decrease in net earnings and a decrease to EPS of $.17 for the three months ended December 28, 2002 and the year.

Note (3):	Includes a gain on the sale of shares of WebMD common stock. The impact of this gain is a $2.9 million (net of tax) increase in net earnings and an increase to EPS of $.08 for the year.

Note (4):	Includes a non-recurring charge on the impairment of goodwill. The impact of this charge is a $786 (net of tax) decrease in net earnings and a decrease to EPS of $.02 for the year.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	January 3,	December 28,
(In thousands)	2004	2002

Assets
Cash and cash equivalents	$121,839	142,543
Receivables	256,574	272,668
Inventory	12,434	9,041
Prepaid expenses and other	22,546	23,434

Total current assets	413,393	447,686
Property and equipment, net	204,953	134,283
Software development costs, net	141,090	117,327
Goodwill, net	51,573	45,938
Intangible assets, net	24,036	23,155
Investments, net	692	964
Other assets	8,017	9,926

Total assets	$843,754	779,279

Liabilities
Accounts payable	$20,753	46,822
Current installments of long-term debt	21,162	12,202
Deferred revenue	64,879	45,055
Income taxes	—	4,691
Accrued payroll and tax withholdings	45,004	47,262
Other accrued expenses	10,095	9,519

Total current liabilities	161,893	165,551

Long-term debt, net	124,570	136,636
Deferred income taxes	59,500	35,848
Deferred revenue	1,945	—

Total liabilities	347,908	338,035

Minority owners’ equity interest in subsidiary	1,166	—
Stockholders’ Equity
Common stock	371	367
Additional paid-in capital	236,969	226,912
Retained earnings	279,363	236,572
Treasury stock, at cost (1,502,999 and 1,202,999 shares in 2003 and 2002, respectively)	(26,793)	(20,863)
Accumulated other comprehensive income:
Foreign currency translation adjustment	4,770	(1,668)
Unrealized loss on available-for-sale equity security (net of deferred tax asset of $23 in 2002)	—	(76)

Total stockholders’ equity	494,680	441,244
Total liabilities and equity	$843,754	779,279